UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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Gibraltar Industries, Inc.
(Name of Registrant as Specified In Its Charter)

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GIBRALTAR INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES FOR CLASS I DIRECTORS.
THE BOARD OF DIRECTORS AND ITS COMMITTEES
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
COMPENSATION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE AUDIT COMMITTEE AND THE BOARD RECOMMEND THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2.
OTHER MATTERS
INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER INFORMATION
STOCKHOLDERS’ PROPOSALS

3556 Lake Shore Road
PO Box 2028

Buffalo, New York 14219-0228

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gibraltar Industries, Inc., a Delaware corporation (the “Company”), will be held at the Albright-Knox Art Gallery, 1285 Elmwood Avenue, Buffalo, New York, on May 15, 2008, at 9:00 a.m., local time, for the following purposes:

1. To elect three Class I Directors to hold office until the 2011 Annual Meeting and until their successors have been elected and qualified.

2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.

3. To take action upon and transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 20, 2008, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

Stockholders who do not expect to attend the meeting in person are urged to vote, sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for matters acted upon at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Timothy J. Heasley
Secretary

Dated: April 17, 2008

GIBRALTAR INDUSTRIES, INC.
3556 Lake Shore Road
PO Box 2028

Buffalo, New York 14219-0228

PROXY STATEMENT

April 17, 2008

Date, Time and Place of Annual Meeting

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Gibraltar Industries, Inc., a Delaware corporation (the “Company”), of proxies to be voted at the Annual Meeting of Stockholders to be held at the Albright-Knox Art Gallery, 1285 Elmwood Avenue, Buffalo, New York, on May 15, 2008 at 9:00 a.m., local time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors has fixed the close of business on March 20, 2008, as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. At the close of business on March 20, 2008 the Company had outstanding and entitled to vote at the Annual Meeting 29,909,550 shares of common stock, $0.01 par value per share (“Common Stock”). Each share is entitled to one vote on each matter properly brought before the Annual Meeting. This Proxy Statement and the accompanying form of proxy will first be sent or given to stockholders on or about April 17, 2008.

Record Date and Related Information

The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to the use of the mail, proxies may be solicited by personal interviews and by telephone by directors, officers and employees of the Company. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

If the enclosed proxy is properly executed, returned and received in time for the Annual Meeting, the shares represented thereby will be voted in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted as recommended by the Board of Directors FOR the nominees for director named in this Proxy Statement and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Each nominee for election as a director requires a plurality of the votes cast in order to be elected. A plurality means that the nominees with the largest number of votes are elected as director up to the maximum number of directors to be elected at the Annual Meeting. Each other proposal submitted to the stockholders requires the affirmative vote of holders of a majority of the shares present at the meeting, in person or by proxy, entitled to vote. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards achievement of a plurality and where a stockholder properly withholds authority to vote for a particular nominee, such shares will not be counted towards such nominee’s or any other nominee’s achievement of a plurality. With respect to the other proposals to be voted upon: (i) if a stockholder specifies an abstention from voting on a proposal, such shares are considered present at the meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal and (ii) shares registered in the names of brokers or other “street name” nominees for which proxies are voted on some but not all matters will be considered to be voted only as to those matters actually voted, and will not have the effect of either an affirmative or negative vote as to the matters with respect to which a beneficial holder has not provided voting instructions.

Revocability of Proxy

The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

PROPOSAL 1
ELECTION OF DIRECTORS

The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen Directors who shall be divided into three classes, with the term of one class expiring each year. The Board of Directors is presently comprised of seven members: Brian J. Lipke, Arthur A. Russ, Jr. and William P. Montague, Class I Directors whose terms expire in 2008; David N. Campbell and Robert E. Sadler, Jr., Class III Directors whose terms expire in 2009 and Gerald S. Lippes and William J. Colombo, Class II Directors whose terms expire in 2010. At the Annual Meeting of Stockholders in 2008, three Class I Directors shall be elected to hold office for a term expiring in 2011. Brian J. Lipke, Arthur A. Russ, Jr. and William P. Montague have been nominated by the Board of Directors for election as such Class I Directors. Mr. Montague is an independent director under the independence standards provided by Rule 4200(a) (15) of the National Association of Securities Dealers, Inc. listing standards.

Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the election of Brian J. Lipke, Arthur A. Russ, Jr. and William P. Montague as directors. Messrs. Lipke and Russ have been directors of the Company since its formation. Mr. Montague has been a director of the Company since the consummation of the Company’s initial public offering in 1993. If any of Mr. Lipke, Mr. Russ and Mr. Montague becomes unavailable for election for any reason, it is intended that the shares represented by the proxies solicited herewith will be voted for such other person or persons as the Board of Directors shall designate. Each of Messrs. Lipke, Russ and Montague has consented to being named in this Proxy Statement and to serve if elected to office.

The following information is provided concerning the Directors and the nominees for election as Class I Directors:

Brian J. Lipke has been Chairman of the Board since 1992 and Chief Executive Officer since 1987 and a Director of the Company since its formation. He also served as President of the Company through 1999. From 1972 to 1987, Mr. Lipke held various positions with the Company in production, purchasing and divisional management. He is also a director of Merchants Mutual Insurance Company and Moog Inc.

Gerald S. Lippes has served as a Director of the Company since 1993 and was Secretary of the Company from December 2002 through November 2003. He has been engaged in the private practice of law since 1965 and is a partner in the firm of Lippes Mathias Wexler Friedman LLP, located in Buffalo, New York. Mr. Lippes is also a director of several private companies.

Arthur A. Russ, Jr. has served as a Director of the Company since 1993. He has been engaged in the private practice of law since 1969 and is a partner in the firm of Phillips Lytle LLP, located in Buffalo, New York. Mr. Russ is also a director of several private companies and nonprofit entities.

David N. Campbell has served as a Director of the Company since the consummation of the Company’s initial public offering in 1993. He is Executive Director of Hands on Worldwide, a not-for-profit volunteer-based disaster response organization. He has also been a Managing Director of Innovation Advisors, a strategic advisory firm focused on merger and acquisition transactions in the information technology software and services industry, since November 2001. He served as President and Chief Executive Officer of Xpedior, a provider of information technology solutions, from September 1999 to November 2000. Prior to that he served as President of the GTE Technology Organization and from July 1995 to September 1999 he served as President of BBN Technologies, a business unit of GTE Corporation. From March 1983 until September 1994 he served as Chairman of the Board and Chief Executive Officer of Computer Task Group, Incorporated.

William P. Montague has served as a Director of the Company since the consummation of the Company’s initial public offering in 1993. He served as Executive Vice President and Chief Financial Officer of Mark IV Industries, Inc., a

manufacturer of engineered systems and components from 1986 to February 1996, President and Director from March 1996 through October 2004, and as Chief Executive Officer and Director of that company since November 2004. Mr. Montague is also a director of IIMAK (International Imaging Materials, Inc.).

William J. Colombo has served as a Director of the Company since his appointment by the Board of Directors in August 2003. He served as Chief Operating Officer and Executive Vice President of Dick’s Sporting Goods, Inc. (Dick’s) from 1995 to 1998 and as President of dsports.com LLC, the Internet commerce subsidiary of Dick’s from 1998 to 2001. From 2002 through February 2008, Mr. Colombo served as President, Chief Operating Officer and a Director of Dick’s. Mr. Colombo currently serves as Vice Chairman of the Board of Dick’s.

Robert E. Sadler, Jr. has served as a Director of the Company since his appointment by the Board of Directors in January 2004. He served as President of M&T Bank from 1996 to 2003, as Chairman of M&T Bank from July 2003 to June 2005 and, from June 2005 to January 2007 as President and Chief Executive Officer of M&T Bank Corporation, one of the 20 largest banks in the U.S. Mr. Sadler currently serves as Vice Chairman of both M&T Bank and M&T Bank Corporation. Mr. Sadler is also a director of several private companies and nonprofit entities, including Delaware North Companies, Inc. and Security Mutual Life Insurance Company of New York.

Vote Required

The affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy is required for the election of the Directors, assuming a quorum is present or represented at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
NOMINEES FOR CLASS I DIRECTORS.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board of Directors has three standing committees consisting of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Copies of the charters of these committees are available on the Company’s website at: www.gibraltar1.com. During the fiscal year ending December 31, 2007, the Board of Directors held 9 meetings. Each Director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which he served during the period.

Audit Committee

The Audit Committee is comprised of Messrs. Campbell, Sadler and Montague, each of whom is independent as required by the rules of the National Association of Securities Dealers, Inc. as applicable to such Committee. The Audit Committee assists the Board of Directors in its oversight of matters relating to the financial reporting process, the system of internal accounting control and management of financial risks, the audit process and compliance with laws and regulations and the Company’s code of business conduct. The Audit Committee held eleven meetings in 2007. The Board of Directors has made a determination that Mr. Campbell, an independent director, is an “audit committee financial expert” under the standards established by Item 401(h)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. Mr. Campbell’s business experience is set forth above under “Election of Directors”.

Compensation Committee

The Compensation Committee is composed of Messrs. Colombo, Montague and Sadler, each of whom is independent as required by the rules of the National Association of Securities Dealers, Inc. as applicable to such Committee. The Compensation Committee held 2 meetings in 2007. The Compensation Committee makes recommendations concerning salaries and incentive compensation for executives of the Company.

Compensation Committee Interlocks and Insider Participation

During 2007, Messrs William J. Colombo, William P. Montague and Robert E. Sadler, Jr. served as members of the Compensation Committee. None of Mr. Colombo, Mr. Montague nor Mr. Sadler was an executive officer or employee of the Company or any of its subsidiaries during 2007 or prior thereto. In 2007, none of the executive officers of the Company or members of the Compensation Committee served on the compensation committee or on any other committee performing similar functions for any other entity’s board of directors, any of whose officers or directors served on the Company’s Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Montague, Campbell and Colombo, each of whom is independent as required by the rules of the National Association of Securities Dealers, Inc. as applicable to such Committee.

The Nominating and Corporate Governance Committee held 1 meeting in 2007. The current nominees for director were recommended for election to the Board at a meeting of the Nominating and Corporate Governance Committee held March 25, 2008. Mr. Montague did not participate in his recommendation for election to the Board. The Nominating and Corporate Governance Committee identifies and nominates individuals qualified to become board and committee members.

Stockholder Recommendations of Nominees

The Company has adopted a policy regarding stockholder recommendations to the Nominating and Corporate Governance Committee of nominees for Director. A stockholder may recommend a nominee for consideration by the Nominating and Corporate Governance Committee by sending a recommendation, in writing, to the Secretary of the Company or any member of the Nominating and Corporate Governance Committee, together with such supporting material as the stockholder deems appropriate. Any person recommended by a stockholder in accordance with this policy will be considered by the Nominating and Corporate Governance Committee in the same manner and by the same criteria as other potential nominees.

Communication with the Board of Directors

The Board of Directors has established a policy with respect to stockholder communication with the directors. Stockholders may send communications to the Board of Directors in care of the Secretary of the Company at its headquarters located at 3556 Lake Shore Road, P.O. Box 2028, Buffalo, NY 14219-0228. All mail will be opened and logged. All communication, other than trivial communications or obscene material, will be forwarded promptly to the directors. Trivial material will be delivered at the next meeting of the Board of Directors. Mail addressed to a particular member of the Board of Directors will be forwarded to that member. Mail addressed to “Outside Directors” or “Non-Management Directors” or similar addressees will be sent to the chairman of the Audit Committee.

The Company does not have a policy regarding director attendance at the annual meeting. Last year’s annual meeting was attended by Brian J. Lipke, Arthur A. Russ, Jr., David N. Campbell, William P. Montague, Robert E. Sadler, Jr., William J. Colombo and Gerald S. Lippes constituting the entire Board of Directors.

Independent Directors

The Board of Directors has determined that each of David N. Campbell, Robert E. Sadler, Jr., William J. Colombo and William P. Montague is an “independent director” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. listing standards, which the Board has adopted as the standards by which it will determine independence.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Directors and Executive Officers

The following table sets forth certain information regarding the Directors and executive officers of the Company as of April 17, 2008:

Name	Age	Position(s) Held

Brian J. Lipke	56	Chairman of the Board and Chief Executive Officer
Henning Kornbrekke	63	President and Chief Operating Officer
Kenneth W. Smith	57	Senior Vice President and Chief Financial Officer
Timothy J. Heasley	54	Senior Vice President and Secretary
Paul M. Murray	55	Senior Vice President
Gerald S. Lippes	68	Director
David N. Campbell	66	Director
William P. Montague	61	Director
Arthur A. Russ, Jr.	65	Director
William J. Colombo	52	Director
Robert E. Sadler, Jr.	62	Director

The recent business experience of the Directors is set forth above under “Election of Directors.” The recent business experience of the executive officers who are not also Directors, including Mr. Kay who has retired, is as follows:

Henning Kornbrekke has served as Chief Operating Officer of the Company since December 2004 and President of the Company since February 2004. Mr. Kornbrekke served as Vice President of the Company and President of its Building Products Group, from January 2002 to January 2004. Prior thereto, Mr. Kornbrekke served as the Chief Executive Officer of a division of Rexam, PLC and before that as President and General Manager of the hardware division of the Stanley Works. Mr. Kornbrekke also serves as a director of a private company.

Kenneth W. Smith was elected Senior Vice President and Chief Financial Officer of the Company on March 18, 2008. Prior thereto, he served as Chief Financial Officer of Circor International, a global manufacturer of flow control components from 2000 through December 2007, and before that as Vice President of Finance for North Safety Products, a manufacturer of personal protection equipment for employees of industrial companies, for four years and prior to that as Finance Director of Digital Equipment Corporation, a manufacturer of computer hardware and software and a provider of integration services.

David W. Kay was Executive Vice President, Chief Financial Officer and Treasurer from April 2004 through March 17, 2008 when he announced his retirement and resigned from these positions. Prior thereto, he was a Director, Vice President, Treasurer and Chief Financial Officer of Tecumseh Products Company, a manufacturer of compressors, engines and pumps from 1999 to March 2004, and, before that, Corporate Controller of RTI International Metals, Inc., a producer of titanium and other specialty metal products from 1984 to 1999.

Timothy J. Heasley has been Senior Vice President, Secretary and Corporate Controller of the Company since joining the Company in October 2005. Prior to joining Gibraltar, Mr. Heasley served as Chief Financial Officer for MRC Industrial Group, Inc. from 2003 to 2005, and, before that as Controller of the Engineered Products Group of SPS Technologies, Inc.

Paul M. Murray has been Senior Vice President of Human Resources and Organizational Development of the Company since May 2004 and was Vice President of Administration from 1997 to May 2004. Prior thereto, Mr. Murray held Human Resource management positions at The Sherwin Williams Company and Pratt & Lambert.

COMPENSATION OF DIRECTORS

Watson Wyatt, a nationally recognized compensation consultant, initially engaged by our Compensation Committee in 2004, provides survey information and advice to the Compensation Committee with respect to compensation related matters. In 2006, Watson Wyatt provided the Compensation Committee survey data and other publicly available information relating to non-employee director compensation for a peer group of companies. The peer group of companies used for this purpose by Watson Wyatt included Carpenter Technology, Simpson Manufacturing, Curtis Wright, Smith (A.O.), Gardner Denver, Steel Dynamics, Quanex, and Reliance Steel.

Using this information our Board of Directors approved a compensation program for non-employee directors consisting of an annual retainer of $24,000 per year, meeting fees of $2,000 for each meeting of the Board of Directors or committee meeting attended and an additional fee to the Chairmen of the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee of $5,000 per year, respectively for serving as Chairman. The Board of Directors made no change to these amounts in 2007.

In addition, the Board, in consultation with the Compensation Committee approved annual grants of 1,000 shares of restricted stock to non-employee Directors and awards of 2,000 shares of restricted stock to new Directors upon their election to the Board. Restrictions on these shares of restricted stock will expire three years following the grant date. Pursuant to this approval, in May 2007, each non-employee director received awards of 1,000 shares of restricted stock.

In 2006, we amended our Management Stock Purchase Plan (see Non-Qualified Deferred Compensation discussion in the Compensation Discussion and Analysis below) to permit non-employee Directors to elect to defer their receipt of payment of a portion of their retainer, chair and/or meeting fees for 2007 to an account established for the director and credited with restricted stock units equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of director fees deferred. The Company allocates restricted stock units to match the amount of restricted stock units allocated to reflect deferred retainer fees of non-employee directors.

Director Compensation

					Change in
	Fees				Pension
	Earned				Value and
	Or				Nonqualified
	Paid in	Stock		Non-Equity	Deferred
	Cash	Awards	Option	Incentive Plan	Compensation	All Other
Name	(1)	(2)	Awards	Compensation	Earnings (3)	Compensation	Total
Gerald S. Lippes	$72,000	$25,020	$—	$—	$12,592	$—	$109,612
David N. Campbell	$69,000	$26,093	$—	$—	$11,450	$—	$106,543
William P. Montague	$73,000	$29,565	$—	$—	$11,436	$—	$114,001
Arthur A. Russ, Jr.	$5,000	$29,565	$—	$—	$12,621	$—	$106,186
William J. Colombo	$75,000	$50,296	$—	$—	$12,764	$—	$136,060
Robert E. Sadler Jr.	$62,000	$44,217	$—	$—	$—	$—	$106,217

(1)	Consists of annual retainer fees of $24,000; $5,000 for each of Messrs. Campbell, Montague and Colombo, to reflect their respective positions as Chairman of the Audit Committee, Chairman of the Nominating and Corporate Governance Committee and Chairman of the Compensation Committee; and additional fees of $2,000 for attendance at each meeting of the Board of Directors and any committee. Messrs. Lippes, Campbell, Montague and Russ deferred all of their fees into the Management Stock Purchase Plan (MSPP), Mr. Colombo deferred his retainer into the MSPP.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of restricted stock granted in 2007 as well as prior years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value of restricted stock is calculated using the closing price of Gibraltar Industries, Inc.

common stock on the date of grant. These amounts represent the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the named directors.

(3)	This column represents the Company match on the deferred retainer and the earnings/losses on the deferred fees in each respective Director’s account under the MSPP.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We have designed our compensation program to attract, retain and motivate highly qualified individuals to serve as our executive officers and to align the financial interests of our executive officers with those of our stockholders.

To achieve these objectives, the Compensation Committee of our Board of Directors engaged Watson Wyatt, a nationally recognized compensation consultant to provide survey information and assistance in the development of a compensation program for our executive officers which has a strong emphasis on performance and long term incentives and which is competitive within our industry in terms of base salaries, annual incentives and long term incentives.

Our Board, on the recommendation of the Compensation Committee, has established a compensation program which compensates our executive officers through a mix of base salary, annual incentive payments and long term equity based incentives. This program sets the targeted annual incentive compensation and long term equity based incentive compensation components of each executive officer’s total compensation at the following percentages of each executive officer’s base salary.

		Long Term Equity Based
	Targeted Annual Incentive	Incentive Compensation as
	Compensation as a	a Percentage of Base
Position	Percentage of Base Salary	Salary
Chief Executive Officer	90%	180%
Chief Operating Officer	75%	133%
Chief Financial Officer	60%	75%
Senior Vice President	35%	35%

The Compensation Committee developed and approved the above percentages and the resulting total compensation of the executive officers using information supplied by Watson Wyatt and comparative studies of compensation practices of peer companies. The group of companies used for comparative data in establishing compensation of our executive officers for 2007 included Actuant Corporation, Barnes Group, Carlisle Companies, Kenna Metal, NCI Building Systems, Quanex, Simpson, Steel Dynamics, and Worthington Industries. These peers were chosen due to their size, technologies, business dynamics and industries.

By structuring our compensation to provide that a substantial portion of each executive officer’s total compensation is based on annual incentives and equity based long term incentives, we reward our executive officers for achieving clearly defined annually established financial goals and long term appreciation in the value of our stock.

Each year management provides recommendations on executive officer annual base salaries to the Compensation Committee. These recommendations are based on management’s evaluation of each executive officer’s performance, length of service to the Company, experience, level of responsibility and the degree to which their efforts have contributed to the implementation of the Company’s strategies and goals. This information is then, following consultation by the Compensation Committee with its consultant, used by the Compensation Committee to make recommendations to the Board of Directors concerning base salaries of executive officers.

Final authority for the establishment of annual base salaries of our executive officers resides with the Board of Directors . Once base salaries are established, the formula-driven components of our compensation program are applied to determine the amount of the total compensation which our executive officers will be entitled to receive provided that the annual financial performance goals of the Company are achieved.

Elements of Our Compensation Program

Our compensation program for executive officers and senior management contains the following elements:

•	Base Salary

•	Annual Management Incentive Compensation (MICP)

•	Equity based incentive compensation (Omnibus Plan)

•  Non-qualified deferred compensation plan (MSPP)

•	Long Term Incentive Compensation Plan (LTIP)

•	Chairman’s Discretionary Bonus

•	Tax qualified retirement savings plan (401(k) Plan)

•	Non-qualified retirement savings plan (401(k) Restoration Plan)

•	Change in control benefits

•	Perquisites

•	Generally Available Benefit Programs

Base Salaries. As noted above, we provide our executive officers with a base salary, approved by the Compensation Committee and recommended to our Board of Directors, which reflects the level of responsibility held by our executive officers, rewards them for the day to day performance of their duties and is competitive within our industry. Our competitive analysis includes a review of the base salaries and total compensation paid by our peer group companies to their executive officers. For our Chief Executive Officer, a base salary of $650,000 was established for 2007.

Under our internal management structure, our CEO and COO work closely and collaboratively in the development of strategy, goals, objectives and execution tactics. We believe this fosters team unity and results in better strategic decision making. Due to this structure, we believe it is appropriate for the difference between the base salary of the CEO and the COO to be relatively small. As a result, the base salary for the COO for 2007 was established at $550,000. Both of these amounts are within industry targeted base salary ranges and were established based upon comparison to the peer companies and the individual’s performance.

We establish the base salaries of our other executive officers using the same process of analyzing the level of their responsibility and contribution to the Company’s overall objectives and taking into consideration the range of base salaries paid to these officers by our peer group companies. The base salaries of the other executive officers for 2007 were established using these criteria.

Annual Management Incentive Compensation Plan – Our annual Management Incentive Compensation Plan (MICP) provides alignment between executive management’s cash compensation and stockholder interests by rewarding management for performance that we believe will lead to improvements in stockholder value. MICP targets were established that are based on improvements in net income margin and business growth.

MICP targets in 2007 were net income as a percent of sales and net sales growth year-over-year. The targets for 100% achievement of MICP awards were 3.5% net income as a percentage of sales (NI) and 10% net sales growth from the preceding year (NSG). Targeted annual incentive compensation under MICP as a percentage of executive officer base salaries are as outlined in the table on page 7. No annual incentive compensation was payable under MICP for 2007 if Company performance did not meet thresholds of 2% NI and prior year net sales.

The targets and thresholds referred to above were established in 2005 through an analysis of historic performance of the Company, benchmarking to its peer group and stretch performance criteria. These targets and thresholds are reviewed on an annual basis and no change was made to these thresholds and targets in 2007.

Seventy percent (70%) of the MICP is based upon NI and thirty (30%) is based upon NSG. Maximum achievement for NSG is two hundred percent (200%) of target. NI has no maximum limit because an excessive payout is not possible due to the nature of the measurement and the operating characteristics of the Company. Due to the Company’s operating performance in 2007 MICP payments were 67% of the targeted level.

Non-Qualified Deferred Compensation. We maintain an equity incentive compensation plan known as the Gibraltar Industries, Inc. 2005 Equity Incentive Plan (the Omnibus Plan). Our Omnibus Plan is an integral component of our overall compensation structure and provides the Company a vehicle through which we make awards of equity based compensation to our executive officers and other senior management employees. The forms of equity based compensation which the Company has the authority to grant under the terms of our Omnibus Plan are options, shares of restricted stock, restricted stock units (RSUs), performance shares, performance units and stock appreciation rights.

One of the features of our Omnibus Plan is the Management Stock Purchase Plan (MSPP), a non-qualified deferred compensation arrangement. MSPP provides our executive officers the right to defer their receipt of up to 50% of the annual payment they are entitled to receive under MICP. Our non-employee directors are also entitled to defer their receipt of their director fees under MSPP.

If, and to the extent that an executive officer defers any portion of his MICP payment, an account is established for his benefit under MSPP and credited with RSUs equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of the MICP payment which was deferred. If, and to the extent a non-employee director defers his retainer, chair and/or meeting fees, an account is established for his benefit under the MSPP and credited with RSUs equal in number of shares of the Company’s stock which could have been purchased using the amount of such fees deferred. The price used to determine the number of RSUs credited to an executive officer’s account is the 200 day closing average price of the Company’s stock determined one day prior to the date annual incentive payments are made to our executive officers under MSPP.

Our use of a 200 day closing average price for valuing RSUs is intended to eliminate the effect of short term market fluctuations on the number of RSUs awarded under our MSPP.

In addition to RSUs which are credited to the accounts of executive officers that elect to defer a portion of their MICP payment, the Company credits an additional number of RSUs (Matching RSUs) to the account of the executive officer. These Matching RSUs are forfeited if the executive officer’s employment is terminated, for any reason, before the executive officer reaches age 60. The Company also credits the accounts of non-employee directors that defer their retainer fees with Matching RSUs equal in number to the RSUs allocated to the director’s account and attributable to their deferred retainer fees. The directors forfeit their Matching RSUs if they terminate board service prior to reaching age 60.

RSUs credited to the account of an executive officer or non-employee director to reflect amounts deferred under MSPP are paid to the participant upon a termination of the their employment or service on the board. In addition, if the executive officer’s employment is terminated, or a non-employee director’s board service is terminated, after age 60, the participant will be entitled to receive payment for Matching RSUs.

The amount to be paid to a participant upon termination of his employment or service on the board is equal to the number of RSUs credited to his account (including Matching RSUs, if applicable) multiplied by the 200 day moving average price per share of the Company’s stock, determined as of the day immediately preceding the participant’s termination.

Payment of the amount determined above is made to the participant in five (5) substantially equal annual installments beginning six months following the date of termination. During the period of the installment payments, the undistributed value of the participant’s account will earn interest at a rate equal to the average annualized rate of interest payable on ten (10) year US Treasury Notes plus two percent (2%).

We believe MSPP furthers our compensation objectives by providing our executive officers and non-employee directors an opportunity to increase post termination compensation through increases in the Company’s share price and a stronger alignment to stockholder interests.

Long Term Equity Incentive Plan. Our Omnibus Plan (described above) provides us with a vehicle to grant our executive officers equity based compensation. In 2004, our Board approved a plan to grant annual equity based incentive compensation awards to our executive officers (LTIP) each year for a period of five (5) years. These long term equity based awards have a value, at the time the award is made, equal to the percentage of the executive officer’s base salary as identified in the table above.

In 2007, our executive officers received awards of RSUs having a fair market value equal to the percentages of their base salaries identified in the table above. The fair market value of the RSUs awarded in 2007 was determined using a 200 day rolling average. Under the terms of these 2007 awards, vesting occurs at a rate of 25% per year for the Chief Executive Officer, Chief Financial Officer, Corporate Controller and Senior Vice President Human Resources and Organization Development and at 50% per year for the Chief Operating Officer, with issuance of shares at vesting.

Chief Executive Officer’s Discretionary Bonus. The Company has in the past, approved bonuses over and above those provided for by established Company incentive programs upon a review and approval by the Compensation Committee of recommendations made by the Company’s Chief Executive Officer. Those discretionary bonuses have only been approved on a limited basis and are based on the determination by Chief Executive Officer that bonus recipients had made outstanding contributions to the Company. No discretionary bonuses were awarded for services performed by our executive officers in 2007.

Retirement Plans. All of our executive officers are entitled to participate in our Gibraltar Steel Corporation 401(k) Plan. In addition, our executive officers are entitled to participate in our Gibraltar 401(k) Restoration Plan (the Restoration Plan). The purpose of the Restoration Plan is to allow those employees who are considered “highly compensated” under IRS regulations to defer up to the IRS limit for 401(k) contributions allowed to non-highly compensated employees, with the Company providing a match on up to 6% of compensation deferred both in the Gibraltar Steel Corporation 401(k) Plan and the Restoration Plan.

Our Restoration Plan is an unfunded plan of deferred compensation. As a result, all amounts deferred by our executive officers under the Restoration Plan are allocated to unfunded accounts for the executive officers. The amounts deferred by our executive officers under our Restoration Plan are paid in one lump sum. However, if the value of the amount deferred by any of our executive officers under the Restoration Plan exceeds $25,000, payment of the amount credited to their account in the Restoration Plan may be made in substantially equal annual installments over a period of not less than 5 and not more than 10 years if the officer makes an election to receive payment in installments.

All amounts allocated to the account of our executive officers in the Restoration Plan are credited with interest annually at a rate equal to the rate of the average of the rate payable on ten (10) year U.S. Treasury Notes for the first week in January, April, July and October, plus 1.5%.

When we review the targeted overall compensation of our executive officers, we factor in benefits to be received under the Gibraltar Steel Corporation 401(k) Plan.

In 2004, our compensation consultant reported to our Compensation Committee that the retirement benefits provided for our Chief Executive Officer and our Chief Operating Officer were not competitive with our peers. As a result, in 2004 our Board approved a recommendation of our Compensation Committee to make a one time award of 150,000 RSUs to our Chief Executive Officer and 45,000 RSUs to our Chief Operating Officer to make the amount of the benefits they are entitled to receive at retirement more comparable to the retirement benefits provided to these executives by our peer group companies. These retirement-based RSUs were awarded in April 2005 and are reflected in the Outstanding Equity Awards at Fiscal Year End Table below. Payment under the terms of these awards is made in shares of Company stock equal in number to the RSUs contained in the Award. However, no shares of Company stock will be issued to our Chief Executive Officer pursuant to this award if he terminates his employment with the Company prior to age 60.

CEO Employment Agreement. On August 21, 2007, the Company and its Chief Executive Officer entered into an Amended and Restated Employment Agreement, which amends and restates the employment agreement previously in effect for the Chief Executive Officer. There are no material substantive differences between the Amended and Restated Employment Agreement and the employment agreement previously in effect. However, the Amended and Restated Employment Agreement amends the terms of RSU awards made to the Chief Executive Officer under the terms of the Company’s Omnibus Plan to provide that the Chief Executive Officer’s right to receive shares of common stock of the Company cannot be forfeited after the Chief Executive Officer’s right to receive such shares has become vested. Prior to this amendment, the RSU awards provided that the Chief Executive Officer would forfeit his right to receive shares of common stock upon a termination for cause, even though his right to receive such shares had otherwise become vested.

In addition to the foregoing, the Amended and Restated Employment Agreement provides: (1) the term of the Chief Executive Officer’s employment will be one year with automatic annual renewals on January 1 of each year unless the Chief Executive Officer is provided with notice from the Company that it is electing not to renew his employment on or before the preceding September 1; (2) the Chief Executive Officer’s annual base salary will be $650,000, as adjusted, from time to time, by the Compensation Committee; (3) the Chief Executive Officer will be eligible to receive an annual bonus under the MICP and long term incentive compensation as determined under the LTIP; (4) the Chief Executive Officer will be entitled to participate in all other employee benefit plans and programs in effect for salaried employees employed at the Company’s headquarters; and (5) upon a termination of the Chief Executive Officer’s employment by the Company, without cause, or by the Chief Executive Officer for a good reason, the Chief Executive Officer will be entitled to a severance benefit paid in one lump sum in an amount equal to two and one half times the sum of his base salary and bonuses paid during the preceding twelve months.

COO Employment Agreement. On August 21, 2007, the Company also entered into an employment agreement with the Company’s President and Chief Operating Officer (the “COO Employment Agreement”). The COO Employment Agreement amends the terms of RSU awards made to the Chief Operating Officer under the terms of the Omnibus Plan to provide that the Chief Operating Officer’s right to receive shares of common stock of the Company cannot be forfeited after the Chief Operating Officer’s right to receive such shares has become vested. Prior to amendment by the COO Employment Agreement, the RSU awards provided that the Chief Operating Officer would forfeit his right to receive shares of common stock upon a termination for cause, even though his right to receive such shares had otherwise become vested.

In addition to the above, the COO Employment Agreement provides: (1) the term of the Chief Operating Officer’s employment will be three years with automatic annual renewals beginning on January 1, 2011 unless the Company provides the Chief Operating Officer notice that it is electing not to renew the Chief Operating Officer’s employment on or before the preceding September 1; (2) the Chief Operating Officer’s annual base salary will be $550,000, as adjusted, from time to time, by the Compensation Committee; (3) the Chief Operating Officer will be eligible to receive an annual bonus under the MICP and long term incentive compensation as determined under the LTIP; (4) the Chief Operating Officer will be entitled to participate in all other employee benefit plans and programs in effect for salaried employees employed at the Company’s headquarters; and (5) upon a termination of the Chief Operating Officer’s employment by the Company, without cause, or by the Chief Operating Officer for a good reason, the Chief Operating Officer will be entitled to a severance benefit paid in one lump sum in an amount equal to two and one half times the sum of the Chief Operating Officer’s base salary and bonuses paid during the preceding twelve months.

Change in Control. Our executive officers have been a key ingredient in building our Company into the successful enterprise that it is today. We believe that it is important to protect our executive officers in the context of a change in control transaction to allow them to focus on the transaction. Further, it is our belief that the interests of our stockholders will be best served if the interests of our executive management are aligned with them. We believe that change in control benefits should eliminate, or at least reduce, the reluctance of our executive officers to pursue potential change in control transactions that may be in the best interest of our stockholders.

Our Change in Control benefits provide for the protection of previously granted equity based incentive compensation and, in the case of our Chairman and Chief Executive Officer, our President and Chief Operating Officer and our Executive Vice President and Chief Financial Officer, provide for a cash payment upon the consummation of the Change in Control transaction. The cash components of any change in control benefits are paid lump sum.

For more information concerning amounts our executive officers would be entitled to receive upon a termination of employment or change in control, see “Potential Payments Upon Termination or Change in Control” below.

Perquisites and Other Benefits. We annually review the perquisites that executive management receives. The Chief Executive Officer and Chief Operating Officer receive a tax gross up for income attributable to vesting of restricted stock issued prior to 2005, in accordance with Company’s policy in effect when the restricted stock was issued. The executive officers receive country club memberships and the Chief Executive Officer and Chief Operating Officer also receive business club memberships. Since our compensation plan provides for equity compensation to our executives which could lead to complicated tax issues, and because we believe that good financial and tax planning by experts reduces the amount of time and attention that senior management must spend on this topic, all of the executive officers receive a payment for financial and tax planning. All of the executives also are eligible to receive tax gross up payments for any of the following types of perquisites that they may receive: personal use of Company auto, spousal travel and entertainment at the Company’s annual strategic meeting, the taxable portion of business travel accident insurance, and the cost of executive physical examinations. The Chief Executive Officer also receives a tax gross up payment for the taxable portion of life insurance premiums.

Executive and senior management also participate in Gibraltar’s other generally available benefit plans on the same terms as other employees at the Company headquarters. These plans include medical and dental insurance, life insurance and a supplemental salary continuation plan providing supplemental short term disability benefits. Relocation benefits also are reimbursed but are individually negotiated when they occur.

Tax Considerations. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a company’s chief executive officer and any one of the four other most highly paid executive officers during its taxable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Based upon the compensation paid to Mr. Lipke and the Company’s other executive officers in 2007, the Section 162(m) limitation resulted in a disallowance of approximately $158,000 in compensation expense in 2007. The Compensation Committee plans to monitor this matter periodically and to take such actions as are appropriate to minimize the impact of this statute, to the extent that there is no adverse effect on the Company’s ability to provide incentive compensation based on Company financial performance. Section 409A of the Internal Revenue Code generally imposes a tax on non-qualified deferred compensation arrangements which do not meet guidelines established by regulations under the Internal Revenue Code. The Company will modify the structure of its non-qualified deferred compensation arrangements to comply with Section 409A to the extent that final regulations as promulgated by the Internal Revenue Service require such modification to avoid the taxes imposed by Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis section of this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K filed February 27, 2008 and in this Proxy Statement.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS OF GIBRALTAR
INDUSTRIES, INC.

William J. Colombo
William P. Montague
Robert E. Sadler, Jr.

Summary Compensation Table

							Change in
							Pension Value
						Non-Equity	and Nonquali-
						Incentive	fied Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal				Awards	Awards	Compensation	Earnings	Compensation
Position	Year	Salary (1)	Bonus	(2)	(3)	(4)	(5)	(6)	Total
Brian J. Lipke	2007	$650,000	—	$1,180,378	—	$391,073	$30,920	$173,288	$2,425,659
Chairman of the Board, and Chief Executive Officer Principal Executive Officer	2006	$560,000	—	$987,851	—	$858,060	$44,443	$200,424	$2,650,778

Henning Kornbrekke	2007	$550,000	—	$495,096		$275,796	$80,984	$121,341	$1,523,217
President and Chief Operating Officer	2006	$460,000	—	$605,777	—	$587,362	$260,250	$101,994	$2,015,383

David W. Kay	2007	$305,000		$124,301	—	$123,336	$40,538	$47,842	$604,017
Executive Vice President, Chief Financial Officer, and Treasurer Principal Financial Officer	2006	$305,000	—	$85,417	—	$311,558	$60,656	$42,172	$804,803

Timothy J. Heasley	2007	$200,000	—	$21,022		$46,795		$34,572	$302,389
Senior Vice President and Corporate Controller	2006	$178,500	—	$13,137	—	$106,364	—	$25,761	$323,762

Paul M. Murray	2007	$170,000		$31,068	$1,154	$39,776	$26,715	$42,376	$311,089
Senior Vice President Human Resources and Organizational Development	2006	$150,000	—	$18,702	$1,151	$89,382	$2,171	$39,640	$301,046

(1)	Messrs. Lipke, Kornbrekke, Kay and Murray deferred a portion of their salaries under the Gibraltar 401(k) Restoration Plan, and also contributed a portion of their salary to the Company’s 401(k) plan.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes for the respective fiscal years for the fair value of restricted stock and restricted stock units granted that year as well as prior years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock and restricted stock units, fair value is calculated using the closing price of Gibraltar Industries, Inc. common stock on the date of grant. These amounts represent the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the named executives.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes for the respective fiscal year for the fair value of stock options granted to the named executive in 2005. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No named executive received stock options during 2007 or 2006 and, other than Mr. Murray, no named executive had unvested options outstanding during 2007 or 2006. These amounts represent the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executives.

(4)	This column represents the amounts earned under the Management Incentive Compensation Plan for the respective years. Messrs. Kornbrekke, Kay and Murray deferred a portion of their earnings from this plan into the Management Stock Purchase Plan for both years.

(5)	This column represents the change in pension value for Mr. Lipke, which is included in the Pension Benefits Table and the Company contributions to, and earnings from, the nonqualified deferred compensation plans for each of the named executives, which is included in the Nonqualified Deferred Compensation Table.

(6)	The amounts shown for 2007 include tax gross up payments to Messrs. Lipke and Kornbrekke related to restricted shares issued under the Restricted Stock Plan of $105,728 and $26,058, respectively; payment to Mr. Kornbrekke of $36,348 for iniation fees and club dues; the incremental cost of life insurance premiums for Mr. Lipke; payment to Mr. Heasley for incidental moving expenses; payments to Messrs. Kornbrekke, Heasley and Murray for executive physicals; matching contributions for Messrs. Lipke, Kornbrekke, Kay and Murray; 401(k) accounts; payment of club dues for Messrs. Lipke, Kay, Heasley and Murray; and other payments to the named executives for pay in lieu of time off, financial and tax planning, supplemental health insurance premiums, personal use of Company autos, life insurance premium and travel accident insurance, none of which exceeded $25,000 of the amount of total perquisites; and tax gross ups to Messrs. Lipke, Kornbrekke, Kay, Heasley and Murray of $5,487, $5,875, $2,479, $3,253 and $3,336, respectively, related to payments for personal use of Company autos, the taxable portion of business travel accident insurance and the cost of executive physicals. The tax gross up payment for Mr. Heasley also includes an amount for the taxable portion of incidental moving expenses.

The amounts shown for 2006 include tax gross up payments to Messrs. Lipke and Kornbrekke related to restricted shares issued under the Restricted Stock Plan of $125,145 and $47,755, respectively; the incremental cost of personal use of the Company plane and life insurance premiums for Mr. Lipke; club dues for Messrs. Lipke, Kornbrekke and Kay; payments for tax planning and pay in lieu of time-off for Messrs. Lipke, Kornbrekke, Kay, Heasley and Murray; payment to Mr. Murray for an executive physical and for tax gross up on his perquisites; payment to Mr. Heasley for incidental moving expenses, and other payments to the named executives for personal use of Company autos, life insurance premiums, supplemental health insurance premiums, travel accident insurance, spousal travel and entertainment at the Company’s strategic meeting, none of which individually exceed $25,000 or 10% of the amount of total perquisites and tax gross ups to Messrs. Lipke, Kornbrekke, Kay, Heasley, and Murray of $5,941, $2,581, $1,440, $698, and $4,691, respectively, related to the payments for personal use of Company auto, spousal travel and entertainment at the Company’s annual strategic meeting, the taxable portion of business travel accident insurance, and the cost of executive physical examinations. The tax gross up payment for Mr. Lipke also includes an amount for the taxable portion of premiums on a life insurance policy.

Grants of Plan-Based Awards

								All Other
								Stock	All Other
								Awards:	Option
								Number	Awards:	Exercise
		Estimated Future Payouts			Estimated Future Payouts			Of Shares	Number of	or Base
		Under Non-Equity			Under Equity			of	Securities	Price of
	Grant	Incentive Plan Awards (1)			Incentive Plan Awards			Stock or	Underlying	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards
Brian J. Lipke	April 27, 2007(2)	$102,375	$585,000	N/A	$—	$—	$—	39,728	—	$—
Chairman of the Board, and Chief Executive Officer Principal Executive Officer

Henning Kornbrekke	April 27, 2007(2) Feb 9, 2007(3)	$72,187	$412,500	N/A	$—	$—	$—	24,839	—	$—
President and Chief Operating Officer								23,560	—	$—

David W. Kay	April 27, 2007(2)	$32,025	$183,000	N/A	$—	$—	$—	7,767	—	$—
Executive Vice President, Chief Financial Officer, and Treasurer Principal Financial Officer	Feb 9, 2007(3)							12,497	—	$—

Timothy J. Heasley	April 27, 2007	$12,250	$70,000	N/A	$—	$—	$—	2,377	—	$—
Senior Vice President and Corporate Controller

Paul M. Murray	April 27, 2007(2)	$10,413	$59,500	N/A	$—	$—	$—	2,020	—	$—
Senior Vice President Human Resources and Organizational Development	Feb 9, 2007(3)							3,585	—	$—

(1)	Estimated future payouts represent the amount that was payable under the annual Management Incentive Compensation Plan for performance in 2007. There is no maximum amount of payment under this plan.

(2)	Consists of restricted stock units issued under the Company’s Long Term Incentive Plan that convert to shares upon vesting.

(3)	Consists of restricted stock units issued under the Management Stock Purchase Plan. Of the restricted units issued in 2007, 11,780, 6,429 and 1,793 issued to Messrs. Kornbrekke, Kay and Murray, respectively, represent shares purchased through deferral of bonus, and 11,780, 6,248 and 1,792 issued to Messrs. Kornbrekke, Kay and Murray, respectively represent the Company’s match. These restricted units convert to a hypothetical cash account upon vesting, which occurs upon both the attainment of age 60 and termination of employment. Upon termination of employment the balance in the hypothetical cash account is paid out over 5 or 10 years.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
									Equity
									Incentive
								Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan Awards:				Market	Number of	Value of
	Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares,
	Underlying	Underlying	Underlying			Units of	Units of	or Other	Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	Stock that	Rights that	Other Rights
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	Have not	that Have
Name	Exercisable	Unexercisable(1)	Options	Price	Date	Vested	Vested(2)	Vested	Not Vested
Brian J. Lipke	75,000			$15.00	03/27/2008	268,988	$4,425,355	—	—
Chairman of the Board, and Chief Executive Officer Principal Executive Officer	18,750	—	—	$9.38	07/18/2010

Henning Kornbrekke	—	—	—	$—	—	104,377	$1,609,493	—	—
President and Chief Operating Officer

David W. Kay	—	—	—	$—	—	21,745	$355,308	—	—
Executive Vice President, Chief Financial Officer, and Treasurer Principal Financial Officer

Timothy J. Heasley	—	—	—	$—	—	4,048	$62,420	—	—
Senior Vice President and Corporate Controller

Paul M. Murray	268	268	—	$21.33	04/06/2015	5,053	$77,917	—	—
Senior Vice President Human Resources and Organizational Development

(1)	Paul M. Murray’s options vest at a rate of 25% a year beginning on April 6, 2006, the unvested options as of December 31, 2007 vest over the next two years, with 134 options vesting on April 6, of 2008 and 2009, respectively.

(2)	Shares and share units vest as follows: Mr. Lipke — 6,000 shares vesting April 25, 2008, 30,000 shares vesting at a rate of 20% a year beginning May 21, 2008, 33,756 units that vest on April 6, 2009, 150,000 units that vest upon attainment of his 60th birthday on July 31, 2011 and retirement from the Company, 27,504 units vesting at rate of 33.3% a year beginning March 1, 2008, 39,728 units vesting at a rate of 25% a year beginning on April 27, 2008; Mr. Kornbrekke — 19,700 units that vest on April 6, 2009, 45,000 units that vest upon retirement from the Company, 14,838 units vesting at rate of 50% a year beginning March 1, 2008, 24,839 units vesting at a rate of 50% per year beginning April 27, 2008; Mr. Kay — 7,736 units that vest on April 6, 2009, 6,242 units vesting at rate of 33.3% a year beginning March 1, 2008, 7,767, units vesting at a rate of 25% a year beginning on April 27, 2008; Mr. Heasley — 1,671 units vesting at rate of 33.3% a year beginning January 1, 2008, 2,377 units vesting at a rate of 25% a year beginning April 27, 2008; and Mr. Murray - 1,600 units that vest on April 6, 2009, 1,433 units vesting at rate of 33.3% a year beginning March 1, 2008, 2,020 units vesting at a rate of 25% a year beginning April 27, 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise(1)	Exercise	Acquired on Vesting(2)	Vesting
Brian J. Lipke	37,500	$295,500	15,167	$344,668
Chairman of the Board, and Chief Executive Officer Principal Executive Officer

Henning Kornbrekke	—	$—	8,919	$202,588
President and Chief Operating Officer

David W. Kay	—	$—	2,080	$47,424
Executive Vice President, Chief Financial Officer, and Treasurer Principal Financial Officer

Timothy J. Heasley	—	$—	557	$12,505
Senior Vice President and Corporate Controller

Paul M. Murray	—	$—	477	$10,876
Senior Vice President Human Resources and Organizational Development

(1)	Reflects the total options exercised. 24,296 were used to satisfy the option exercise price, 5,205 shares were repurchased by the Company to satisfy the statutory minimum withholdings and 7,999 were retained by Mr. Lipke.

(2)	Reflects vesting of 6,000 and 1,500 restricted shares for Messrs. Lipke and Kornbrekke, respectively and vesting of 9,167 restricted stock units for Mr. Lipke, 4,015 of which were returned to the Company to satisfy statutory minimum income tax withholdings; 7,419 restricted stock units for Mr. Kornbrekke, 2,508 of which were returned to the Company to satisfy statutory minimum income tax withholdings; 2080 restricted stock units for Mr. Kay, 703 of which were returned to the Company to satisfy statutory minimum income tax withholdings; 557 restricted stock units for Mr. Heasley, 188 of which were returned to the Company to satisfy statutory minimum income tax withholdings; and 477 restricted stock units for Mr. Murray, 161 of which were returned to the Company to satisfy statutory minimum income tax withholding.

Pension Benefits

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year
Brian J. Lipke	Salary Continuation	15	$593,614 (1)	$—
Chairman of the Board, and Chief Executive Officer Principal Executive Officer	Agreement

Henning Kornbrekke	—	—	$—	$—
President and Chief Operating Officer

David W. Kay	—	—	$—	$—
Executive Vice President, Chief Financial Officer, and Treasurer Principal Financial Officer

Timothy J. Heasley
Senior Vice President and Corporate Controller	—	—	$—	$—

Paul M. Murray	—	—	$—	$—
Senior Vice President Human Resources and Organizational Development

(1)	Reflects the present value of benefits payable under the terms of the Salary Continuation Agreement between the Company and Brian J. Lipke dated March 1, 1996. This Agreement provides for payment of $100,000 per year for a period of 10 years upon Mr. Lipke’s retirement at or after age 60. Payments are to be made in equal monthly installments. In the event of the death of Mr. Lipke prior to his retirement, payments are to be made to Mr. Lipke’s spouse.

Nonqualified Deferred Compensation

	Executive		Registrant	Aggregate	Aggregate	Aggregate
	Contributions in		Contributions in	Earnings in	Withdrawals/	Balance at
Name	Last FY		Last FY (3)	Last FY (3)	Distributions	Last FYE
Brian J. Lipke	$	—(1)	$—	$—	$—	$—
Chairman of the Board, and Chief Executive Officer Principal Executive Officer	$	—(2)	$—	$798	$—	$13,411

Henning Kornbrekke		$293,681(1)	$293,681	$79,757	$—	$877,587
President and Chief Operating Officer		$2,000(2)	$—	$1,227	$—	$20,827

David W. Kay		$155,799(1)	$155,799(1)	$74,989	$—	$476,606 (4)
Executive Vice President, Chief Financial Officer, and Treasurer Principal Financial Officer		$2,000(2)	$—	$515	$—	$8,961

Timothy J. Heasley	$	—(1)	$—	$—	$—	$—
Senior Vice President and Corporate Controller	$	—(2)	$—	$—	$—	$—

Paul M. Murray		$44,691(1)	$44,691	$(4,011)	$—	$69,914 (4)
Senior Vice President Human Resources and Organizational Development		$2,000(2)	$—	$1,492	$—	$25,359

(1)	Represents the amount of the annual incentive compensation award earned under the Management Incentive Plan Compensation during 2006 that was deferred into the Management Stock Purchase Plan during 2007 along with the match from the Company that was made during 2007.

(2)	Represents the amount of salary deferred under the Gibraltar 401(k) Restoration Plan during 2007, the Company contribution to this plan, and the associated earnings on the balance of each participating executive officer’s account.

(3)	Amounts reported are included as compensation in the Summary Compensation Table above.

(4)	Amount includes $238,303 and $34,957 for Messrs Kay and Murray, respectively that will vest on their 60th birthday if they continue employment through such birthday

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Our Chief Executive Officer and Chief Operating Officer employment agreements provide that they will receive a lump sum severance payment equal to 2.5 times the sum of their respective base salary and all bonuses they received in the twelve (12) months preceding their termination under certain circumstances. Our Chief Executive Officer also has a salary continuation agreement with the Company which provides for payment to the Chief Executive Officer of $100,000 per year for a period of 10 years upon his retirement at or after age 60. This salary continuation agreement was made in 1996.

The awards of restricted stock units (RSUs) which the Company has made to its executive officers under the Long Term Equity Incentive Plan (see Compensation Discussion and Analysis above) provide that the RSUs will be paid in shares of the Company’s stock if the employment of the executive officer is terminated by the Company without cause or by the Chief Executive Officer or Chief Operating Officer for “good reason”. Similarly, the RSUs awarded to the Chairman and Chief Executive Officer and the President and Chief Operating Officer to make their retirement benefits more competitive (see Compensation Discussion and Analysis above) provide that their RSUs will be paid in shares of the Company’s stock if their employment is terminated by the Company without cause. In each case, a termination without cause will be considered to have occurred if the executive officer is terminated for any reason other than a determination by the Compensation Committee that the executive officer has engaged except in egregious acts or omissions which have resulted in material injury to the Company and its business.

The Company has also entered into change in control agreements (the “Change in Control Agreements”) with the Chairman and Chief Executive Officer, the President and Chief Operating Office, and the Executive Vice President, Chief Financial Officer and Treasurer. Upon the occurrence of a change in control, the Chairman and Chief Executive Office is entitled to receive a lump sum severance payment equal to 350% of his annual cash compensation, the President and Chief Operating Officer is entitled to receive a lump sum severance payment equal to 300% of his annual cash compensation and the Chief Financial Officer is entitled to receive 100% of his annual cash compensation. The change in control payments to these executives are made whether or not their employment is terminated as a result of the change in control.

All of the Change in Control Agreements define annual cash compensation as the sum of (i) the executive’s annual base salary, including any deferred cash compensation, during the calendar year preceding the year when the change of control occurred and (ii) the highest annual bonus paid to him during the three years immediately preceding the year in which the change in control occurs. The payments and benefits payable in the event of a change in control are not subject to any limitations that would prevent them from being considered “excess parachute payments” subject to excise or corporate tax deduction disallowance under the Internal Revenue Code. Therefore, the lump sum payments could require excise tax payments on the part of the executive, and result in a deduction disallowance on the part of our Company. In the case of the Chief Executive Officer, Chief Operating Officer and the Chief Financial Officer, we will reimburse the excise tax payments made by the executive, including taxes the executive would incur on the reimbursement itself.

In all of the Change in Control Agreements, a change in control will be deemed to occur if: (i) any person or group, other than members of the Lipke family, acquires 35% or more of the common stock of our Company without approval of the Board of Directors; (ii) there is a change in a majority of the members of the Board of Directors in any twelve-month period and the new directors were not endorsed by the majority of the old directors; (iii) we enter into certain merger or consolidation transactions; or (iv) we enter into a contract in which we agree to merge or consolidate, and the executive’s employment is terminated without cause or the executive resigns for good reason prior to closing.

The following table sets forth the amount of compensation which would be payable to the executive officers upon a termination of their employment under the circumstances described. Except for retirement, the amounts payable have been determined as if the employment of the executive officer was terminated on December 31, 2007, on which date, the closing price per share of the Company’s stock was $15.42. With respect to amounts payable at retirement, we have assumed that the executive officer retired on December 31, 2007 and that, at the time of such retirement, he satisfied the applicable age and service requirements for payment of a retirement benefit under the applicable benefit program.

Payments Upon Termination of Employment

Brian J. Lipke, Chairman of the Board and Chief Executive Officer
Principal Executive Officer

		Voluntary		Termination
	Voluntary	Termination for		Without	Termination
Source of Payment	Termination	Good Reason	Retirement	Cause	for Cause	Death	Disability
Employment Agreement (1)	$—	$3,803,913	$8,763	$3,803,913	$—	$924,000	$259,841
Salary Continuation Agreement (2)	$—	$—	$1,000,000	$—	$—	$1,000,000	$—
Outstanding Shares of Restricted Stock (3)	$—	$—	$555,120	$—	$—	$555,120	$555,120
Management stock purchase plan	$—	$—	$—	$—	$—	$—	$—
Long Term Incentive Plan (4)	$—	$3,870,220	$2,313,000	$1,557,220	$—	$3,870,220	$3,870,220
401(k) Restoration Plan (5)	$13,411	$13,411	$13,411	$13,411	$13,411	$13,411	$13,411
Tax Gross Up Payment (6)	$—	$1,638,145	$2,031,299	$—	$—	$2,031,299	$2,031,299
Total	$13,411	$9,325,689	$5,921,593	$5,374,544	$13,411	$8,394,050	$6,729,891

(1)	The amount shown under the voluntary termination for good reason and the termination without cause columns represent the sum of the one time payment that would be made upon Mr. Lipke’s termination for those reasons for $3,795,150 and the current year value of the annual health insurance premiums that are provided for by his employment agreement. The amount shown under the death column represents the one time payment that would be made in the event of his death. The amount shown under the disability column represents the current value of the annual payment and annual health insurance benefits provided for by Mr. Lipke’s employment agreement. The disability payment of $251,078, adjusted for increases as defined, is payable annually for the remainder of Mr. Lipke’s life, and is reduced by amounts he would receive from the federal and state governments and insurance, pension or profit sharing plans maintained by the Company. Annual payment of health insurance premiums, currently valued at $8,763, would continue for Mr. Lipke if he voluntarily terminates for good reason, was terminated without cause or becomes disabled.

(2)	The amount shown in this row is payable in ten equal annual installments of $100,000 upon Mr. Lipke’s retirement at or after age 60 or his death.

(3)	The amounts shown in this row represent the market value of restricted shares that would vest upon occurrence of the events in each column as of December 31, 2007.

(4)	The amounts shown it this row represent the market value of restricted share units that would vest upon the occurrence of the events in each column as of December 31, 2007. The actual vesting occurs 6 months after the event occurs, except for death, in which case vesting is immediate.

(5)	The amount represents the balance of Mr. Lipke’s 401(k) Restoration Plan account as of December 31, 2007, which may be paid six months after the event in either a lump sum as the balance is below $25,000, or in annual installments over a period of 5 to 10 years, except in the event of Mr. Lipke’s death, in which case the amount would be paid immediately.

(6)	The amounts in this row represent the tax gross up payable with respect to outstanding restricted stock awards and retirement based restricted stock units.

Henning Kornbrekke, President and Chief Operating Officer

		Voluntary		Termination
	Voluntary	Termination for		Without	Termination
Source of Payment	Termination	Good Reason	Retirement	Cause	for Cause	Death	Disability
Employment Agreement (1)	$—	$2,852,168	$—	$2,852,168	$—	$687,500	$197,072
Management stock purchase plan	$877,587	$877,587	$877,587	$877,587	$877,587	$877,587	$877,587
Long Term Incentive Plan (4)	$693,900	$1,609,493	$693,900	$1,609,493	$693,900	$1,609,493	$1,609,493
401(k) Restoration Plan (5)	$20,827	$20,827	$20,827	$20,827	$20,827	$20,827	$20,827
Tax Gross Up Payment (6)	$491,443	$491,443	$491,443	$491,443	$491,443	$491,443	$491,443
Total	$2,083,757	$5,851,518	$2,083,757	$5,851,518	$2,083,757	$3,686,850	$3,196,422

(1)	The amount shown under the voluntary termination for good reason and the termination without cause columns represent the sum of the one time payment that would be made upon Mr. Kornbrekke’s termination for those reasons for $2,843,405 and the current year value of the annual health insurance premiums that are provided for by his employment agreement. The amount shown under the death column represents the one time payment that would be made in the event of his death. The amount shown under the disability column represents the current value of the annual payment and annual health insurance benefits provided for by Mr. Kornbrekke’s employment agreement. The disability payment of $188,309, adjusted for increases as defined, is payable annually for the remainder of Mr. Kornbrekke’s life, and is reduced by amounts he would receive from the federal and state governments and insurance, pension or profit sharing plans maintained by the Company. Annual payment of health insurance premiums, currently valued at $8,763, would continue for Mr. Kornbrekke if he voluntarily terminates for good reason, was terminated without cause or becomes disabled.

(2)	The amounts shown in this row represent the market value of restricted shares that would vest upon occurrence of the events in each column as of December 31, 2007.

(3)	The amounts shown in this row represent the market value of restricted share units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in 5 to 10 annual installments, with interest compounding at the average of quarterly ten year treasury rates plus 2%. Mr. Kornbrekke is over 60 years old, and therefore will vest in the Company’s matching contributions upon the occurrence of the events shown in each column.

(4)	The amounts shown it this row represent the market value of restricted share units that would vest upon the occurrence of the events in each column as of December 31, 2007. The actual vesting occurs 6 months after the event occurs, except for death, in which case vesting is immediate.

(5)	The amount represents the balance of Mr. Kornbrekke’s 401(k) Restoration Plan account as of December 31, 2007, which may be paid six months after the event in either a lump sum as the balance is below $25,000, or in annual installments over a period of 5 to 10 years, except in the event of Mr. Kornbrekke’s death, in which case the amount would be paid immediately.

(6)	The amounts in this row represent the tax gross up payable with respect to outstanding restricted stock awards and retirement based restricted stock units.

David W. Kay, Executive Vice President,
Chief Financial Officer and Treasurer
Principal Financial Officer

	Voluntary		Termination	Termination
Source of Payment	Termination	Retirement	Without Cause	for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$23,462
Management Stock Purchase Plan (2)	$283,303	$476,606	$283,303	$283,303	$283,303	$283,303
Long Term Incentive Plan (3)	$—	$—	$335,308	$—	$335,308-	$335,308
401(k) Restoration Plan (4)	$8,961	$8,961	$8,961	$8,961	$8,961	$8,961
Total	$292,264	$485,567	$627,572	$292,264	$627,572	$651,034

(1)	The amount shown under the disability column represents the payment Mr. Kay would receive under the Corporate Supplemental Salary Continuation Plan. This plan, a supplement to our short term disability coverage, covers all full time employees in our corporate offices and provides a supplemental salary continuation based upon years of service. Mr. Kay qualifies for 4 weeks of salary continuation under this plan.

(2)	The amounts shown in this row represent the market value of restricted share units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in 5 to 10 annual installments, with interest compounding at the average of quarterly ten year treasury rates plus 2%. The participant must remain employed until attainment of age 60 to vest in the Company’s matching contributions.

(3)	The amounts shown in this row represent the market value of restricted share units that would vest upon the occurrence of the events in each column as of December 31, 2007. The actual vesting occurs 6 months after the event occurs, except for death, in which case vesting is immediate.

(4)	The amount represents the balance of Mr. Kay’s 401(k) Restoration Plan account as of December 31, 2007, which may be paid six months after the event in either a lump sum as the balance is below $25,000, or in annual installments over a period of 5 to 10 years, except in the event of Mr. Kay’s death, in which case the amount would be paid immediately.

Timothy J. Heasley, Senior Vice President, Secretary and Corporate Controller

	Voluntary		Termination	Termination
Source of Payment	Termination	Retirement	Without Cause	for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$15,385
Long Term Incentive Plan (2)	$—	$62,112	$62,112	$—	$62,112	$62,112
Total	$—	$62,112	$62,112	$—	$62,112	$77,497

(1)	The amount shown under the disability column represents the payment Mr. Heasley would receive under the Corporate Supplemental Salary Continuation Plan. This plan, a supplement to our short term disability coverage, covers all full time employees in our corporate offices and provides a supplemental salary continuation based upon years of service. Mr. Heasley qualifies for 4 weeks of salary continuation under this plan.

(2)	The amounts shown in this row represent the market value of restricted share units that would vest upon the occurrence of the events in each column as of December 31, 2007. The actual vesting occurs 6 months after the event occurs, except for death, in which case vesting is immediate.

Paul M. Murray, Senior Vice President
Human Resources and Organizational Development

	Voluntary		Termination	Termination
Source of Payment	Termination	Retirement	Without Cause	for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$52,308
Long Term Incentive Plan (2)	$—	$77,917	$77,917	$—	$77,917	$77,917
401(k) Restoration Plan (3)	$25,359	$25,359	$25,359	$25,359	$25,359	$25,359
Total	$25,359	$103,276	$103,276	$25,359	$103,276	$155,584

(1)	The amount shown under the disability column represents the payment Mr. Murray would receive under the Corporate Supplemental Salary Continuation Plan. This plan, a supplement to our short term disability coverage, covers all full time employees in our corporate offices and provides a supplemental salary continuation based upon years of service. Mr. Murray qualifies for 16 weeks of salary continuation under this plan.

(2)	The amounts shown in this row represent the market value of restricted share units that would vest upon the occurrence of the events in each column as of December 31, 2007. The actual vesting occurs 6 months after the event occurs, except for death, in which case vesting is immediate.

(3)	The amount represents the balance of Mr. Murray’s 401(k) Restoration Plan account as of December 31, 2007, which may be paid six months after the event in either a lump sum as the balance is below $25,000, or in annual installments over a period of 5 to 10 years, except in the event of Mr. Murray’s death, in which case the amount would be paid immediately.

Payments Upon Change in Control

The following table sets forth the amount of compensation which would be payable to the executive officers of the Company with whom the Company has entered into Change in Control Agreements described above and the other executive officers. For purposes of the payments to be made upon a change in control, the table reflects the amounts which would be paid to the executive officers if the change in control occurred on December 31, 2007, on which date, the closing price per share of the Company’s stock was $15.42.

Brian J. Lipke, Chairman of the Board and Chief Executive Officer
Principal Executive Officer

	Value of				401(k)
Lump Sum	Outstanding	Value of	Value of	Value of	Restoration	Tax
Cash	Restricted	Outstanding	Retirement	LTIP	Plan	Gross Up
Payment	Stock	Options	RSUs	RSUs(1)	Payment	Payment (2)	Total
$5,278,210	$555,120	$107,000	$2,313,000	$3,573,220	$13,411	$6,256,810	$18,096,771

(1)	Represents the value of LTIP RSUs currently issued of $1,557,220 and the value of LTIP RSUs that would be issued upon a change in control of $2,016,000.

(2)	Represents a tax gross up payment of $1,802,658 related to Mr. Lipke’s Retirement RSUs, and a payment of $4,454,152 related to the gross up of the excise tax due on the change in control payments.

Henning Kornbrekke, President and Chief Operating Officer

401(k)
Lump Sum	Value of	Value of	Value of	Restoration	Tax
Cash	Retirement	MSPP	LTIP	Plan	Gross Up
Payment	RSUs	RSUs	RSUs (1)	Payment	Payment (2)	Total
$ 3,412,086	$693,900	$877,587	$2,378,593	$20,827	$2,195,386	$9,578,379

(1)	Represents the value of LTIP RSUs currently issued of $915,593 and the value of LTIP RSUs that would be issued upon a change in control of $1,463,000.

(2)	Represents a tax gross up payment of $540,798 related to Mr. Kornbrekke’s Retirement RSUs, and a payment of $1,654,588 related to the gross up of the excise tax due on the change in control payments.

David W. Kay, Executive Vice President,
Chief Financial Officer and Treasurer
Principal Financial Officer

	Value of	Value of	401(k)	Tax
Lump Sum Cash	MSPP	LTIP	Restoration	Gross Up
Payment	RSUs	RSUs (1)	Plan Payment	Payment (2)	Total
$616,588	$376,896	$792,800	$8,961	$—	$1,795,245

(1)	Represents the value of LTIP RSUs currently issued of $335,300 and the value of LTIP RSUs that would be issued upon a change in control of $457,500.

(2)	Mr. Kay would not have been subject to excise taxes on his change in control payment, so no tax gross up payment would have been made at December 31, 2007.

Timothy J. Heasley, Senior Vice President, Secretary and Corporate Controller

Value of
LTIP RSUs (1)	Total
$202,420	$202,420

(1)	Represents the value of LTIP RSUs currently issued of $62,420 and the value of LTIP RSUs that would be issued upon a change in control of $140,000.

Paul M. Murray, Senior Vice President
Human Resources and Organizational Development

Value of		401(k)
Outstanding	Value of	Restoration
Options	LTIP RSUs (1)	Plan Payment	Total
$—	$196,917	$25,359	$222,276

(1)	Represents the value of LTIP RSUs currently issued of $77,917 and the value of LTIP RSUs that would be issued upon a change in control of $119,000.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of three directors who are independent as defined in the listing standards of the National Association of Securities Dealers, Inc. applicable to members of audit committees. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “The Board of Directors and its Committees.”

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2007 with management of the Company and Ernst & Young LLP, the Company’s independent registered public accounting firm. During 2007, management evaluated the Company’s internal control over financial reporting in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Throughout the year, management kept the Committee apprised of the progress of its evaluation of internal controls and the Committee provided oversight of the evaluation process. At the end of the year, management issued a report on the effectiveness of the Company’s internal control over financial reporting. The Committee reviewed this report and discussed with management and Ernst & Young LLP the adequacy of the Company’s internal control over financial reporting and disclosure controls. The Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended Communication with Audit Committees, which relates to the conduct of the audit, including the auditor’s judgment about the quality of the accounting principles applied in the Company’s 2007 audited financial statements. The Committee also has reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board No. 1 Independence Discussions with Audit Committees, and has discussed with Ernst & Young LLP its independence.

Based on the review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS OF
GIBRALTAR INDUSTRIES, INC.

David N. Campbell
Robert E. Sadler, Jr.
William P. Montague

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The purpose of the Committee is to identify and nominate individuals qualified to become Board and committee members, to establish and implement policies and procedures relating to the nominations of qualified candidates to develop and recommend to the Board a set of corporate governance guidelines for the Company, and to oversee, review and make periodic recommendations to the Board concerning the Company’s corporate governance guidelines and policies. The Nominating and Corporate Governance Committee consists of Messrs. Montague, Campbell and Colombo. Each of Messrs. Montague, Campbell and Colombo is independent in accordance with the applicable listing standards of the National Association of Securities Dealers, Inc. applicable to nominating committees.

The Nominating and Corporate Governance Committee held one meeting in 2007. The current nominees for director were recommended for election to the Board at a meeting of the Nominating and Corporate Governance Committee held on March 25, 2008. Mr. Montague did not participate in his recommendation for election to the Board. No communications from stockholders regarding nominations were received by the Committee. The Committee recommended that the existing Class I Directors be nominated for a three year term as Class I Directors.

In evaluating potential nominees, the Nominating Committee considers a nominee’s experience as a senior executive at a publicly traded corporation, or as a management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization, or such other professional experience as the Committee determines shall qualify an individual for Board service; whether such person is “independent” within the meaning of such term in accordance with the applicable listing standards of the National Association of Securities Dealers, Inc. and the rules promulgated by the Securities and Exchange Commission; financial expertise of a potential nominee; and particular or unique needs of the Company at the time a nominee is being considered.

NOMINATING AND CORPORATE GOVERNANCE
COMMITTEE OF THE BOARD OF DIRECTORS OF
GIBRALTAR INDUSTRIES, INC.

William P. Montague
David N. Campbell
William J. Colombo

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of initial ownership of Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission and to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Brian J. Lipke, the Company’s Chairman of the Board and Chief Executive Officer and Arthur A. Russ, Jr., a director of the Company, were each untimely, on one occasion, in the filing of a report on Form 4 with respect to one transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Certain Beneficial Owners

The following table sets forth information as of March 20, 2008 (except as otherwise noted) with respect to all stockholders known by the Company to be the beneficial owners of more than 5% and certain other holders of its outstanding Common Stock:

	Number of Shares
	and Nature of
	Beneficial	Percent of
Name and Address	Ownership (1)	Class
Franklin Resources Inc. (2) One Franklin Parkway San Mateo, California 94403	3,810,499	12.74
NWQ Investment Management Company LLC (3) 2049 Century Park East, 16th Floor Los Angeles, CA 90067	3,234,628	10.81
Columbia Wanger Asset Management LP (4) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	3,220,000	10.77
T. Rowe Price Associates, Inc. (5) 100 E. Pratt Street Baltimore, MD 21202	2,988,425	9.99
Dimensional Fund Advisors LP (6) 1299 Ocean Avenue Santa Monica, CA 90401	2,429,778	8.12
Eric R. Lipke (7) 75 Elmview Avenue Hamburg, New York 14075	1,833,226	6.13

(1)	Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.

(2)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2007 available on NASDAQ.com, filed on January 31, 2008 by Franklin Resources, Inc. on behalf of itself, Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisor Services, LLC.

(3)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2007 available on NASDAQ.com, filed on February 14, 2008 by NWQ Investment Management Company, LLC.

(4)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2007 available on NASDAQ.com, filed on January 28 2008 by Columbia Wanger Asset Management, L.P. on behalf of itself and its affiliate Columbia Acorn Trust.

(5)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2007 and available on NASDAQ.com, filed on February 13, 2008 by T. Rowe Price Associates, Inc.

(6)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2007 and available on NASDAQ.com, filed on February 6, 2008 by Dimensional Fund Advisors LP.

(7)	Includes (i) 151,792 shares of common stock registered in the name of the reporting person, (ii) 809,789 shares of common stock held by a trust for the benefit of Eric R. Lipke, (iii) 18,750 shares of common stock held by trusts for the benefit of the children of Eric R. Lipke, (iv) 5,040 shares of common stock held in custodial accounts for the benefit of the children of Eric R. Lipke, (v) 2,400 shares of common stock held by the minor children of Eric R. Lipke and (vi) 180,900 shares of common stock, representing shares held by Rush Creek Investment Co., L.P. (“Rush Creek”). Rush Creek’s general partner is Rush Creek Management Company, LLC, which is owned pro rata by trusts established for the benefit of each of Brian J. Lipke, Neil E. Lipke, Curtis W. Lipke, Eric R. Lipke and Meredith A. Lipke. Eric R. Lipke serves as sole manager of Rush Creek Management Company, LLC. Excludes (i) 896,040 shares of common stock held by a trust for the benefit of Brian J. Lipke, as to which Eric R. Lipke serves as one of three trustees and as to which Eric R. Lipke disclaims beneficial ownership, (ii) 91,320 shares of common stock held by a trust for the benefit of Brian J. Lipke and 45,000 shares of common stock held by a trust for the benefit of Meredith A. Lipke, as to each of which Eric R. Lipke serves as one of five trustees and as to which he disclaims beneficial ownership (iii) 19,416 shares of common stock held by trusts for the benefit of the children of Brian J. Lipke, as to which Eric R. Lipke serves as one of three trustees and as to which he disclaims beneficial ownership (iv) 387,471 shares of common stock held in a trust for the benefit of Curtis W. Lipke as to which Eric R. Lipke serves as one of three trustees and disclaims beneficial ownership and (v) 816,790 shares of common stock held in a trust for the benefit of Neil E. Lipke as to which Eric R. Lipke serves as one of three trustees and disclaims beneficial ownership.

Management

The following table sets forth information as of March 20, 2008 (except as otherwise noted) with respect to each Director, Director nominee, each executive officer named in the Summary Compensation table above and all executive officers and Directors as a group:

	Number of Shares
	and Nature of
	Beneficial	Percent of
Name and Address	Ownership (1)	Class
Brian J. Lipke (2)(3)	1,223,259	4.09
Gerald S. Lippes (4) 665 Main Street, Suite 300 Buffalo, NY 14203-1425	42,557	*
William P. Montague (5) 501 John James Audubon Parkway PO Box 810 Amherst, NY 14226-0810	25,682	*
Arthur A. Russ, Jr. (6) 3400 HSBC Center Buffalo, NY 14203	10,375	*
David N. Campbell (7) 389 River Road Carlisle, MA 01741	11,125	*
William J. Colombo (8) 300 Industry Drive RIDC Park West Pittsburg, PA 15275	12,000	*
Robert E. Sadler (9) One M & T Plaza, 19th Floor Buffalo, NY 14203	17,000	*
Henning Kornbrekke (2)(10)	32,249	*
David W. Kay (2)(11)	5,399	*
Paul M. Murray (2)(12)	2,833	*
Timothy Heasley (2)(13)	1,297	*
All Directors and Executive Officers as a Group (14)	1,383,776	4.63

*	Less than 1%.

(1)	Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.

(2)	The address of each executive officer is 3556 Lake Shore Road, P.O. Box 2028, Buffalo, New York 14219-0028.

(3)	Includes (i) 100,245 shares of common stock registered in the name of the reporting person, (ii) 987,360 shares of common stock held by two trusts for the benefit of Brian J. Lipke, (iii) 19,416 shares of common stock held by trusts for the benefit of the daughters of Brian J. Lipke, (iv) 5,220 shares of common stock held in a custodial account for the benefit of a daughter of Brian J. Lipke, (v) 93,750 shares of common stock issuable under currently exercisable options pursuant to our Original Incentive Stock Option Plan, (vi) 5,236 shares of common stock allocated to Brian J. Lipke’s self-directed account under our 401(k) Retirement Savings Plan, (vii) 9,932 shares of common stock that will be issued within sixty (60) days due to the vesting of restricted stock units, and (viii) 2,100 shares of common stock held by the minor children of Brian J. Lipke. Excludes (i) 28,267 shares of common stock held by the Trust U/W of Kenneth E. Lipke f/b/o Patricia K. Lipke, as to which Brian J. Lipke serves as one of three trustees and as to which he disclaims beneficial ownership, (ii) 45,000 shares of common stock held by a trust for the benefit of Meredith A. Lipke, as to which Brian J. Lipke serves as one of five trustees and as to which he disclaims beneficial ownership, (iii) 8,407 shares of common stock held by a trust for the benefit of the daughter of Meredith A. Lipke, as to which Brian J. Lipke serves as one of four trustees and as to which he disclaims beneficial ownership, (iv) 18,750 shares of common stock held by trusts for the benefit of the children of Eric R. Lipke, as to which Brian J. Lipke serves as one of three trustees and as to which he disclaims beneficial ownership, (v) 2,077 shares of common stock held in a custodial account for the benefit of a relative of Brian J. Lipke and as to which he disclaims beneficial ownership, (vi) 5,040 shares of common stock held in a custodial account for the benefit of the children of Eric R. Lipke and as to which he disclaims beneficial ownership and (vi) 180,900 shares of common stock, representing Brian J. Lipke’s proportionate share of common stock held by Rush Creek Investment Co., L.P. (“Rush Creek”). Rush Creek’s general partner is Rush Creek Management Company, LLC, which is owned pro rata by trusts established for the benefit of each of Brian J. Lipke, Neil E. Lipke, Curtis W. Lipke, Eric R. Lipke and Meredith A. Lipke.

(4)	Includes (i) 40,682 shares of common stock registered in the name of the reporting person, including 4,000 restricted shares with respect to which Mr. Lippes exercises voting power but does not currently have dispositive power and (ii) 1,875 shares of common stock held by Lippco Capital LLC, a company controlled by Mr. Lippes.

(5)	Includes (i) 25,682 shares of common stock registered in the name of the reporting person, including 4,000 restricted shares with respect to which Mr. Montague exercises voting power but does not currently have dispositive power.

(6)	Includes 10,375 shares of common stock registered in the name of the reporting person, including 4,000 restricted shares with respect to which Mr. Russ exercises voting power but does not currently have dispositive power. Excludes an aggregate of (i) 28,267 shares of common stock held by the Kenneth E. Lipke Trust, as to which Mr. Russ serves as one of three trustees and as to which he disclaims beneficial ownership; and (ii) 895,455 shares of common stock held by Rush Creek as to which Mr. Russ serves as trustee of the sole partner and as to which he disclaims beneficial ownership.

(7)	Includes (i) 7,375 shares of common stock registered in the name of the reporting person, including 4,000 restricted shares with respect to which Mr. Campbell exercises voting power but does not currently have dispositive power and (ii) 3,750 shares of common stock held by an Individual Retirement Account for the benefit of Mr. Campbell.

(8)	Includes 12,000 shares of common stock registered in the name of the reporting person, including 8,000 restricted shares with respect to which Mr. Colombo exercises voting power but does not currently have dispositive power.

(9)	Includes 17,000 shares of common stock registered in the name of the reporting person including 8,000 restricted shares with respect to which Mr. Sadler exercises voting power but does not currently have dispositive power.

(10)	Includes (i) 19,830 shares of common stock registered in the name of the reporting person and (ii) 12,419 shares of common stock to be issued within sixty (60) days due to the vesting of restricted stock units.

(11)	Includes (i) 3,457 shares of common stock registered in the name of the reporting person and (ii) 1,942 shares of common stock to be issued within sixty (60) days due to the vesting of restricted stock units.

(12)	Includes (i) 793 shares of common stock issuable under currently exercisable options; (ii) 1,535 shares of common stock allocated to Mr. Murray’s self-directed account under our 401(k) Retirement Savings Plan, and (iii) 505 shares of common stock to be issued within sixty (60) days due to the vesting of restricted stock units.

(13)	Includes (i) 926 shares of common stock registered in the name of the reporting person and (ii) 525 shares of common stock to be issued within sixty (60) days due to the vesting of restricted stock units.

(14)	Includes currently exercisable options to purchase an aggregate of 93,750 shares of common stock issuable to certain of our executive officers under our Original Incentive Stock Option Plan. Excludes 28,267 shares of common stock held by the Kenneth E. Lipke Trust, as to which Arthur A. Russ, Jr. and Brian Lipke serve as two of the three trustees and as to which they disclaim beneficial ownership.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board has selected the firm of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and recommends that the stockholders vote for the ratification of that selection. Ernst & Young LLP audited the Company’s consolidated financial statements for Fiscal Year 2007, 2006 and 2005. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The selection of the Company’s independent registered public accounting firm is made annually by the Audit Committee. Before selecting Ernst & Young LLP, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for the Company and the audit scope. Stockholder ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. The Company’s Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification and will reconsider whether to retain Ernst & Young LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the meeting is required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008.

THE AUDIT COMMITTEE AND THE BOARD RECOMMEND THAT
STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing and approving related party transactions on an ongoing basis.

On August 31, 2007, we entered into a second amended and restated credit agreement with KeyBank National Association serving as lead bank of a syndicate. Robert E. Sadler, Jr. is Vice Chairman of the Board of Manufacturers and Traders Trust Company, one of the lenders under that agreement.

The firm of Lippes Mathias Wexler Friedman, LLP, of which Mr. Lippes, a Director of the Company, is a partner, serves as counsel to the Company. During 2007, this firm received approximately $1,950,000 for legal services rendered to the Company. The firm of Phillips Lytle LLP, of which Mr. Russ, a Director of the Company, is a partner, also provided legal services to the Company in 2007 and received approximately $311,000.

The Company is also party to a consulting agreement with Mr. Neil E. Lipke a former officer of the Company and a brother of Mr. Brian J. Lipke, a Director and officer of the Company, through December 2008 pursuant to which Mr. Neil E. Lipke shall be compensated in exchange for providing consulting services to the Company.

OTHER MATTERS

The Company’s management does not currently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the 2008 fiscal year. E&Y served as our independent registered public accounting firm and audited our consolidated financial statements for the fiscal year ended December 31, 2007 and 2006, audited management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and expressed an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007 and 2006. E&Y also performed audit-related services and consultation in connection with various accounting and financial reporting matters. Additionally, E&Y performed certain non-audit services during fiscal 2007 and 2006 that are permitted under the Sarbanes-Oxley Act and related rules of the SEC. E&Y will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Audit Committee determined that the provision of the audit-related and permitted non-audit services provided by E&Y during fiscal 2007 and 2006 was compatible with maintaining their independence pursuant to the auditor independence rules of the SEC for each of these years.

Fees Billed to the Company by E&Y during Fiscal Year 2007 and 2006

Audit Fees

The aggregate fees billed by E&Y for each of the fiscal years ended December 31, 2007 and 2006 for services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting included the Company’s annual reports on Form 10-K and review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, including services related thereto, were $1,998,522 and $1,988,621, respectively.

Audit-Related Fees

The aggregate fees billed by E&Y for each of the fiscal years ended December 31, 2007 and 2006 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported as “Audit Fees”, including due diligence were $512,646 and $76,562 , respectively.

Tax Fees

The aggregate fees billed by E&Y for the fiscal years ended December 31, 2007 and 2006 for services rendered for tax compliance (including tax planning and tax advice and other tax services (including advice related to mergers and acquisitions) were $44,858 and $61,212, respectively.

All Other Fees

There were no fees billed by E&Y for each of the fiscal years ended December 31, 2007 and 2006 for products and services other than those described above.

Pre-Approval for Non-Audit Services Policies and Procedures of the Audit Committee

The Audit Committee has adopted procedures for pre-approving non-audit services to be provided by E&Y. In considering such approval, the Audit Committee may request all such information and documentation from the Company as it deems necessary in order for it to make its decision with respect to the requested engagement. The Audit Committee may discuss the potential engagement with the independent registered public accounting firm, with its counsel or other professional advisors. The Audit Committee shall consider whether or not the performance of the requested non-audit services complies with law, including but not limited to the Sarbanes-Oxley Act and the regulations promulgated by the Securities and Exchange Commission thereunder. It shall also consider whether the services provided will have a negative effect upon the integrity of the Company’s financial reporting, whether by approving such engagement the Audit Committee is complying with and promoting its purposes, duties and functions as set forth in its Charter, and it shall also consider any potential negative effect which the engagement may have on the Company, including the possible appearance of a conflict of interest or impropriety.

OTHER INFORMATION

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO GIBRALTAR INDUSTRIES, INC. 3556 LAKE SHORE ROAD, PO BOX 2028, BUFFALO, NEW YORK 14219-0228, ATTENTION: VICE PRESIDENT OF COMMUNICATIONS AND INVESTOR RELATIONS. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF MARCH 20, 2008, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS.

STOCKHOLDERS’ PROPOSALS

Proposals of stockholders intended to be presented at the 2009 Annual Meeting must be received by the Company by December 5, 2008 to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting.

The accompanying Notice and this Proxy Statement are sent by Order of the Board of Directors.

Timothy J. Heasley

Secretary

Dated: April 17, 2008

STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A STOCKHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

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PROXY
GIBRALTAR INDUSTRIES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 15, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints BRIAN J. LIPKE, HENNING KORNBREKKE AND KENNETH W. SMITH and each or any of them, attorneys and proxies, with the full power of substitution, to vote at the Annual Meeting of Stockholders of GIBRALTAR INDUSTRIES, INC. (the “Company”) to be held at the Albright-Knox Art Gallery, 1285 Elmwood Avenue, Buffalo, New York, on May 15, 2008 at 9:00 a.m., local time, and any adjournment(s) thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matter and upon such other business as may properly come before the meeting or any adjournment(s) thereof.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
GIBRALTAR INDUSTRIES, INC.
May  15, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

View Proxy Materials and Annual Report Online at
www.proxydocs.com/rock

ê Please detach along perforated line and mail in the envelope provided. ê

2 0 3 3 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 9	0 5 1 5 0 8

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	ELECTION OF CLASS | DIRECTORS:				2.	PROPOSAL TO APPROVE THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Brian J. Lipke
		¡ ¡	Arthur A. Russ, Jr. William P. Montague
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See Instructions below)
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE REGARDING PROPOSAL 1, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE. IF NO DIRECTION IS MADE REGARDING PROPOSAL 2, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.